PRESS RELEASE

Contact:	Steve Solomon	Ed Lewis
	Citadel Security Software Inc.	CEOcast, Inc.
	(214) 750-2454	(212) 732-4300 x222
ssolomon@citadel.com

Citadel Security Software Inc. Provides 2004 Business Update

DALLAS, Texas, December 17, 2004 -- Citadel Security Software Inc. (NASDAQ:CDSS), a leader in enterprise vulnerability management and policy enforcement through its automated vulnerability remediation (AVR) solution, Hercules®, today provided a financial update for its year-ended December 31, 2004. Based upon preliminary estimates, Citadel now expects its revenue for the full year 2004 to be between $15.2 million and $16.0 million, compared to previous guidance of full-year revenue of $18.5 to $21 million. As a result, the Company will not meet its previously released net income guidance for the second half of 2004 which was for net income of $1.0 million to $2.0 million. The Company expects to end 2004 with approximately $4.9 million of deferred revenues, most of which will be earned in 2005.

"While we are disappointed that it appears unlikely that we will be able to meet our targets, based on discussions with potential customers, we believe that we are positioned well going into 2005,” said Steven B. Solomon, Citadel’s chairman, CEO and president. “Our revenue today comes primarily from large transactions, which, if delayed, can negatively impact our quarter-to-quarter results. In this case, several large deals that we expected to occur in 2004 with both government and commercial sector customers now appear likely to be delayed until the first half of 2005. We are pleased that our results thus far in 2004 represent a substantial improvement over 2003, and we look forward to continued strong growth in 2005. As we are finalizing our business plans for 2005, we believe that our pipeline is strong and we expect strong growth in both revenue and earnings in the upcoming year."

Both government and commercial segments are positioned to deliver profitable growth in 2005 and beyond. Mr. Solomon stated, "This past year, we recorded some of our largest sales ever, rolled out several exciting new products, completed a financing with a leading investment firm, listed our stock on the Nasdaq SmallCap Market, hired many top-quality employees, and moved into our state-of-the-art facility. We believe that we are positioned well for the future."

The Company anticipates that it will issue 2005 guidance when it releases its preliminary 2004 year-end results in early 2005.

About Citadel

Citadel Security Software Inc., a leader in enterprise vulnerability management solutions powered by AVR technology, helps enterprises effectively neutralize security vulnerabilities. Citadel's patent-pending, Common Criteria EAL 3 certified Hercules® technology provides users with full control over the automated remediation process, enabling efficient aggregation, prioritization and resolution of vulnerabilities detected by industry-standard vulnerability assessment tools. SecurePC™ and NetOFF™ products enable companies to enforce security policies from a single point of control. Citadel's solutions enable organizations to ensure the confidentiality of information, reduce the time and costs associated with the inefficient manual remediation process, and facilitate compliance with organizational security policies and government mandates such as FISMA, HIPAA and Gramm-Leach-Bliley legislation. For more information on Citadel, visit www.citadel.com, or contact the company at (214) 520-9292.

Safe Harbor/Forward-looking Statements:

This press release may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "forecast," "may," "will," "could," "should," "anticipate," "expect," "plan," "believe," "potential" or other similar words indicating future events or contingencies. Some of the things that could cause actual results to differ from expectations are: the current economic and geopolitical environment; current information technology spending trends; the uncertainty of funding of government information technology security projects; a lack of Citadel operating history; uncertainty of product acceptance;  unexpected delays in revenue; uncertainty of ability to compete effectively in a new market; the uncertainty of profitability and cash flow of Citadel; intellectual property rights and dependence on key personnel; economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the competitive environment and other trends in the company's industry; changes in laws and regulations; changes in the company's business plans; interest rates and the availability of financing; liability and other claims asserted against the company; labor disputes; the company's ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see the company's Annual Report on Form 10-KSB for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the company's business or events described in any forward-looking statements. The company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

Editors Note: Citadel is a trademark and Hercules is a registered trademark of Citadel Security Software Inc. Product and company names herein may be trademarks of their registered owners.

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